Exhibit 2.2

18 July 2014

ABBVIE INC

and

SHIRE PLC

CO-OPERATION AGREEMENT

Herbert Smith Freehills LLP

SCHEDULE 1	DEFINITIONS AND INTERPRETATION	17

SCHEDULE 2	PRESS ANNOUNCEMENT	22

SCHEDULE 3	EMPLOYEE AND SHARE PLAN ARRANGEMENTS	23

EXHIBIT A	AGREEMENT AND PLAN OF MERGER	29

THIS AGREEMENT is made on 18 July, 2014

BETWEEN:

(1)	ABBVIE INC. a Delaware corporation whose registered office in the State of Delaware is at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A. ("AbbVie"); and

(2)
SHIRE PLC a company incorporated in Jersey (registered number 99854) and whose registered office is at 22 Grenville Street, St Helier, Jersey, JE4 8PX ("Shire"), together referred to as the "Parties" and each as a "Party" to this Agreement.

RECITALS:

(A)	AbbVie and Shire intend to effect the Merger on the terms and subject to the conditions set out in the Press Announcement.

(B)
The Parties intend the Merger to be implemented as set out in the Press Announcement, currently anticipated to involve a scheme of arrangement under Article 125 of the Jersey Companies Law and a merger pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Act.

(C)	AbbVie, New AbbVie and Merger Sub have executed and delivered an agreement and plan of merger, dated as of the date hereof.

(D)	The Parties have agreed to enter into this Agreement to set out certain mutual commitments to regulate the basis on which they are willing to implement the Merger.

IT IS AGREED as follows:

1.	UNDERTAKINGS TO IMPLEMENT THE MERGER AND OBTAIN CLEARANCES

Regulatory Conditions

1.1
Except where Shire is required by law to make its own separate filing, and subject to the provisions of Clause 1.3, AbbVie shall be responsible for contacting and corresponding with the relevant Regulatory Authorities in relation to the Regulatory Conditions and the Clearances related to the Regulatory Conditions, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. AbbVie shall consult with Shire to the extent reasonably practicable and keep Shire updated as to progress towards the satisfaction of the Regulatory Conditions, including by taking the steps set out below.

1.2
Shire undertakes to cooperate with AbbVie in relation to the Regulatory Conditions and to assist AbbVie in communicating with any Regulatory Authority in relation to the Clearances and promptly to provide such information and assistance to AbbVie as AbbVie may reasonably require for the purposes of obtaining any Clearance and making a submission, filing or notification to any relevant Regulatory Authority as soon as reasonably practicable.

Undertakings to satisfy the Conditions

1.3	AbbVie undertakes to Shire to:

1.3.1
where reasonably requested by Shire, provided that, in AbbVie's reasonable opinion, it is practicable to do so, and except to the extent that to do so (i) would lead to legal privilege being lost or waived; or (ii) is prohibited by the relevant Regulatory Authority or by Law:

(A)	provide, or procure the provision of, to Shire (or its nominated advisers) draft copies of all material filings, notifications, submissions and communications to be made to:

(i)	the European Commission or the US Federal Trade Commission by or on behalf of AbbVie in relation to obtaining any Clearance; and

(ii)
any other Regulatory Authority by or on behalf of AbbVie in relation to obtaining any Clearance where the approach taken by AbbVie in relation to such filing, notification, submission or communication differs materially from the approach to be taken in the filings, notifications, submissions and communications to be made by AbbVie in relation to obtaining the Clearances referred to in Clause 1.3.1 (A)(i), at such time as will allow Shire a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent;

(B)
have regard in good faith to comments made by Shire on the filings, notifications, submissions and communications provided to Shire pursuant to Clause 1.3.1 (A) and to take into account such comments as AbbVie determines, in good faith, are reasonable;

(C)
provide Shire (or such nominated advisers) with copies of all material filings, notifications, submissions and communications in the form submitted or sent to any Regulatory Authority by or on behalf of AbbVie in relation to obtaining any Clearances; and

(D)
give Shire reasonable prior notice of and allow persons nominated by Shire to attend all material meetings and telephone calls with any Regulatory Authority in connection with the obtaining of all requisite Clearances and, with the prior consent of AbbVie (such consent not to be unreasonably withheld), to make reasonable oral submissions during such meetings and telephone calls; and

1.3.2
except to the extent that to do so is prohibited by the relevant Regulatory Authority or by Law, promptly notify Shire (or its nominated advisers) of and provide copies of any material communications from any Regulatory Authority in relation to obtaining any Clearances; and

1.4	Shire undertakes to AbbVie to:

1.4.1
where reasonably requested by AbbVie and except to the extent that to do so (i) would lead to legal privilege being lost or waived; or (ii) is prohibited by the relevant Regulatory Authority or by Law:

(A)
provide, or procure the provision of, to AbbVie (or its nominated advisers) draft copies of all filings, notifications, submissions and communications to be made to any Regulatory Authority by or on behalf of Shire, if any, in relation to obtaining any Clearance, at such time as will allow AbbVie a reasonable opportunity to provide comments on such filings, notifications, submissions and communications before they are submitted or sent;

(B)
have regard in good faith to comments made by AbbVie on the filings, notifications, submissions and communications provided to AbbVie pursuant to Clause 1.4.1 (A) and to take into account such comments as are reasonable;

(C)
provide AbbVie (or such nominated advisers) with copies of all material filings, notifications, submissions and communications in the form submitted or sent to any Regulatory Authority by or on behalf of Shire in relation to obtaining any Clearances; and

(D)
give AbbVie reasonable prior notice of and allow persons nominated by AbbVie to attend all meetings and telephone calls with any Regulatory Authority in connection with the obtaining of all requisite Clearances and to make oral submissions during such meetings and telephone calls; and

1.4.2
except to the extent that to do so is prohibited by the relevant Regulatory Authority or by Law, promptly notify AbbVie (or its nominated advisers) of and provide copies of any communications from any Regulatory Authority in relation to obtaining any Clearances.

Undertakings to implement the Acquisition

1.5	AbbVie undertakes to Shire to:

1.5.1	co-operate with Shire and its advisers to take all such steps as are reasonably necessary to implement the Acquisition in substantially in the form contemplated by the Press Announcement; and

1.5.2
keep Shire informed of the progress towards satisfaction (or otherwise) of the Regulatory Conditions and, if AbbVie is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, AbbVie will as soon as reasonably practicable make the substance of any such matter known to Shire and, so far as it is aware of the same, provide such details and further information as Shire may reasonably request.

1.6
Shire undertakes to AbbVie to keep it informed of the progress towards satisfaction (or otherwise) of the Regulatory Conditions and, if Shire is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Regulatory Conditions, Shire will as soon as reasonably practicable make the substance of any such matter known to AbbVie and, so far as it is aware of the same, provide such details and further information as AbbVie may reasonably request.

Qualifications

1.7
Nothing in Clauses 1.1 to 1.6 inclusive shall require either Party to disclose any competitively sensitive or confidential information or business secrets which have not been previously disclosed to the other Party, in which case this information is to be communicated between AbbVie'sand Shire'sadvisers on an "external adviser only" basis (a non-confidential version of the relevant filing, notification, submission or communication being provided to the other).

1.8
Nothing in Clauses 1.1 to 1.6 inclusive shall require the Parties to offer to any Regulatory Authority, accept or agree any undertakings, commitments, conditions, modifications or remedies, whether involving divestments or disposals or constraints on prices or other behaviour or otherwise, in order to obtain the satisfaction of the Regulatory Conditions.

2.	ESTABLISHMENT OF NEW ABBVIE, MERGER STRUCTURE AND ADVERSE RECOMMENDATION CHANGE

2.1	AbbVie undertakes to Shire to:

(A)
as promptly as reasonably practicable, prepare and file a Registration Statement on Form S-4 to be filed with the United States Securities and Exchange Commission in connection with the issuance of the New AbbVie Shares in the US Merger (including the proxy statement and prospectus constituting a part thereof) (the "Proxy Statement/Prospectus"), if Shire provides all cooperation reasonably requested by AbbVie in connection therewith. Subject to clause 2.3, the Proxy Statement/Prospectus shall include the AbbVie Recommendation. AbbVie shall use their reasonable efforts to cause the Proxy Statement/Prospectus to become effective under the 1933 Act as soon after such filing as practicable and to keep the Proxy Statement/Prospectus effective as long as is necessary to consummate the Acquisition and the US Merger, if Shire provides all cooperation reasonably requested by AbbVie in connection therewith. Where the Acquisition is being implemented by way of a scheme, AbbVie undertakes that it will use its reasonable efforts to cause all New AbbVie Shares issued on completion of the Scheme to Shire Shareholders to be issued in reliance on the exemption from the registration requirements of the 1933 Act, provided by Section 3(a)(1 0) of the 1933 Act and in reliance on exemptions from registration under state "blue sky" or securities laws if Shire provides all cooperation reasonably requested by AbbVie in connection therewith.

(B)
cause a meeting of its shareholders (the "AbbVie Shareholders Meeting") to be duly called and held no later than 40 days after the Proxy Statement/Prospectus is declared effective under the 1933 Act) for the purpose of voting on the Delaware Merger Agreement and AbbVie shall not, without the prior written consent of Shire, adjourn or postpone the AbbVie Shareholders Meeting; provided that AbbVie may, without the prior written consent of Shire, adjourn or postpone the AbbVie Shareholders Meeting (a) if as of the time for which the AbbVie Shareholders Meeting is originally scheduled (as set forth in the definitive Proxy Statement/Prospectus) there are insufficient AbbVie Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the AbbVie Shareholders Meeting, (b) after consultation with Shire, if the failure to adjourn or postpone the AbbVie Shareholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy StatemenUProspectus, (c) after consultation with Shire, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the AbbVie Shareholder Approval, or (d) if necessary, due to an adjournment of the Shire Meetings but without prejudice to Condition 1(a), to ensure that the AbbVie Shareholders Meeting is held immediately before the Scheme Meeting. Shire may once require AbbVie to adjourn, delay or postpone the AbbVie Shareholders Meeting for a period not to exceed 10 business days (but such period shall end prior to the date that is two Business Days prior to the Long Stop Date) to solicit additional proxies necessary to obtain the AbbVie Shareholder Approval. In connection with the AbbVie Shareholders Meeting, the board of Directors of AbbVie shall (A) subject to clause 2.3, (1) recommend the adoption of the Delaware Merger Agreement by the holders of AbbVie Shares (the "AbbVie Recommendation") and (2) use its reasonable best efforts to obtain the AbbVie Shareholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting. Once Shire has established a record date for the Shire Meetings, AbbVie shall not change the record date or establish a different record date for the AbbVie Shareholders Meeting without the prior written consent of Shire, unless required to do so by applicable Law or AbbVie'sorganizational documents. Without the prior written consent of Shire, the approval of the Delaware Merger Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by AbbVie'sstockholders in connection with the approval of the Delaware Merger Agreement) that AbbVie shall propose to be acted on by AbbVie'stockholders at the AbbVie Shareholders Meeting;

(C)
cause the AbbVie Shareholders Meeting to be held prior to the Shire Meetings and, in relation thereto, it being acknowledged and agreed that AbbVie shall not be able to invoke Conditions 1(a) or 1(b) where the applicable meetings have not been held by the applicable Long Stop Date solely as a result of the AbbVie Shareholders Meeting not yet having been held (including as a result of any adjournment, delay or postponement contemplated by Clause 2.1 (B));

(D)
procure that the New AbbVie Shares to be issued to: (i) Shire Shareholders pursuant to the Scheme (or the Offer, as the case may be); and (ii) the holders of AbbVie Shares pursuant to the US Merger, shall rank pari passu, save to the extent expressly provided otherwise in the Press Announcement or as otherwise agreed between the Parties;

(E)	procure that the terms of the US Merger shall be such that AbbVie stockholders shall exchange one AbbVie Share for one New AbbVie Share;

(F)
immediately following the Acquisition becoming Effective and the Shire Shareholders being entered in the register of members of New AbbVie in accordance with the Scheme Order, implement the US Merger in accordance with the Delaware Merger Agreement;

(G)
procure that New AbbVie adopts new articles of association, with effect from the Effective Date, appropriate for a company listed on the New York Stock Exchange with one class of listed securities in issue and which follow in all material respects the existing governance arrangements of AbbVie, save as, in the reasonable opinion of AbbVie, reasonably required to be modified in order appropriately to meet the laws and customs of Jersey, and provided that AbbVie will have regard in good faith to comments made by Shire on the new articles of association and will take into account such comments as AbbVie considers in good faith are reasonable and appropriate; and

(H)	shall not invoke Condition 1(b) until the date falling 10 Business Days following the date on which all of the other Conditions are satisfied or waived.

2.2	Except as permitted by clause 2.3, AbbVie shall not make an AbbVie Adverse Recommendation Change.

2.3
Notwithstanding clause 2.2 but subject to clause 2.4, at any time prior to the AbbVie Shareholder Approval, the board of Directors of AbbVie may make an AbbVie Adverse Recommendation Change only if the board of Directors of AbbVie determines in good faith by a majority vote, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law. Nothing contained in this Agreement shall prohibit or restrict AbbVie or the AbbVie Directors from taking and disclosing to the AbbVie stockholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act of 1934, as amended, or other applicable Law; provided, however, that if such disclosure has the substantive effect of withdrawing or modifying in a manner adverse to the consummation of the Merger the AbbVie Recommendation, such disclosure shall be deemed to be a AbbVie Adverse Recommendation Change.

2.4
The board of Directors of AbbVie shall not make an AbbVie Adverse Recommendation Change, unless AbbVie has provided Shire at least three Business Days prior notice of its intention to consider making an AbbVie Adverse Recommendation Change, attaching a reasonably detailed explanation of the reasons for the potential AbbVie Adverse Recommendation Change.

3.	DOCUMENTATION

3.1	For so long as the Acquisition is to be implemented by way of the Scheme, AbbVie undertakes:

3.1.1
to provide promptly to Shire all such information about itself, the AbbVie Group and the AbbVie Directors and their associates as may be required for the purpose of inclusion in the Scheme Document ("AbbVie Information") and to provide all other assistance which may be reasonably required in connection with the preparation of the Scheme Document, including access to and ensuring reasonable assistance is provided by its professional advisers.

3.1.2	to procure that the AbbVie Directors accept responsibility for all information in the Scheme Document relating to themselves, their associates, AbbVie and the AbbVie Group.

3.2
If any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of AbbVie, any variation or amendment to the Scheme (a "Scheme Supplemental Document"), AbbVie shall, as soon as reasonably practicable, provide such co-operation and information (including such information as is necessary for the Scheme Supplemental Document to comply with all applicable legal and regulatory provisions) as Shire may reasonably request in order to finalise the relevant Scheme Supplemental Document (such information also being "AbbVie Information").

3.3
Where AbbVie elects to implement the Acquisition by way of an Offer, AbbVie shall prepare the Offer Document and shall consult Shire in relation thereto. AbbVie agrees to submit, or procure the submission of drafts and revised drafts of the Offer Document to Shire for review and comment and, upon reasonable request and where necessary, to discuss any comments with Shire for the purposes of preparing revised drafts. AbbVie agrees to seek Shire'sapproval of the contents of the Shire Information in the Offer Document before it is posted or published, and to afford Shire sufficient time to consider such documents, in order to give its approval (such approval not to be unreasonably withheld or delayed, but without prejudice to Shire'sability to withdraw the Shire Recommendation).

4.	IMPLEMENTATION OF THE SCHEME

4.1
Where the Acquisition is being implemented by way of the Scheme, AbbVie undertakes that before the Sanction Hearing, it shall deliver a notice in writing to Shire either: (i) confirming the satisfaction or waiver of all Conditions (other than Condition 2(c) (Court Sanction)); or (ii) confirming its intention to invoke a Condition and, if (ii), it shall as soon as reasonably practicable following such event or circumstance provide reasonable details of the event which has occurred, or circumstance which has arisen, which AbbVie reasonably considers is sufficiently material for the Panel to permit AbbVie to invoke any of the Conditions.

4.2
AbbVie shall, and shall procure that New AbbVie shall, subject to the provisions of this Agreement and the satisfaction or waiver of all Conditions, agree to be bound by and consent to the implementation of the Scheme. For this purpose, AbbVie shall instruct counsel to appear on its behalf at the Sanction Hearing and undertake to the Court to be bound by the terms of the Scheme.

5.	EMPLOYEE AND SHARE PLAN ARRANGEMENTS

The provisions of Schedule 3 will apply in relation to Shire employees and share plans.

6.	CONDUCT OF BUSINESS

6.1
Except as expressly contemplated by this Agreement, as consented to in writing by Shire (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date hereof until the Effective Date, AbbVie shall not:

6.1.1
authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of AbbVie except AbbVie may (A) continue to pay dividends in the ordinary course and consistent with its existing dividend policy (including as to amount) and timetable and (B) pay dividends and distributions with a record date after the Effective Date; and

6.1.2
split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (A) (unless such transaction would be reasonably expected to have material adverse tax consequences to New

AbbVie and its Subsidiaries after the Effective Date) any such transaction by a wholly owned Subsidiary of AbbVie which remains a wholly owned Subsidiary after consummation of such transaction, (B) any such action in respect of New AbbVie'scapital stock in furtherance of the Merger, and (C) grants of AbbVie Options and AbbVie Share Awards in the ordinary course of business consistent with past practice;

6.1.3
other than at arms'length terms, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for transactions among AbbVie and its wholly owned Subsidiaries or among AbbVie'swholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences to New AbbVie and its Subsidiaries after the Effective Date);

6.1.4	shall not amend the AbbVie organizational documents in any manner that would have a material and adverse impact on the value of the New AbbVie Shares;

6.1.5
other than in the ordinary course of business and consistent with past practice and in each case other than in relation to employee benefits, issue or grant or authorise the issuance or grant of any shares of its capital stock, voting securities or other equity interest in AbbVie or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest ("AbbVie Securities"), that are issued, granted or authorized for issuance or grant at less than the fair market value of the relevant AbbVie Securities on the date of issuance, grant or authorization, provided, however, that for the avoidance of doubt, nothing in this Clause 6.1.5 shall prohibit (A) transactions among AbbVie and its wholly owned Subsidiaries or among AbbVie's wholly owned Subsidiaries (B) issuances of AbbVie Shares in respect of any exercise of AbbVie Options or the vesting or settlement of AbbVie Share Awards in accordance with their terms and the applicable AbbVie Stock Plan, (C) withholding of AbbVie Shares to satisfy (x) tax obligations pertaining to the exercise of AbbVie Options or the vesting or settlement of AbbVie Share Awards or (y) the exercise price with respect to AbbVie Options and (D) grants of AbbVie Options and AbbVie Share Awards; and

6.1.6	agree, resolve or commit to do any of the foregoing.

7.	BREAK FEE

7.1
In consideration of Shire incurring substantial costs and expenses in preparing and negotiating the Acquisition and this Agreement, AbbVie undertakes that on the occurrence of a Break Fee Payment Event (as defined below) AbbVie will pay to Shire an amount in cash in US Dollars equal to three per cent of the product of the indicative value of the cash and shares to be delivered per Shire Share multiplied by the number of issued Shire Shares as set forth in Annex A and converted pursuant to the exchange rate set forth in Annex B (the "Break Fee").

7.2	A "Break Fee Payment Event" shall occur in the event that at or prior to the termination of this Agreement:

7.2.1
both (i) an AbbVie Adverse Recommendation Change has occurred and (ii) either (a) the AbbVie Shareholder Approval has not been obtained at the AbbVie Shareholders Meeting, or any adjournment or postponement thereof, at which a vote on the adoption of the Delaware Merger Agreement is taken (such event being an "Adverse Shareholder Vote") or (b) a meeting of AbbVie'sstockholders at which a vote on the adoption of the Delaware Merger Agreement is proposed has not occurred on or before the date falling 60 days (such date being the "Shareholder Long Stop Date") after the date of the AbbVie Adverse Recommendation Change or, (c) on or prior to the Shareholder Long Stop Date this Agreement terminates pursuant to clause 10.1.1 and, at the time of such termination, the AbbVie Shareholder Approval has not been received; or

7.2.2	Either:

(A)
on or before 30 April 2015, or such later date if any as AbbVie and Shire may agree, the Scheme (or the Offer as the case may be) is withdrawn or lapses (any such event being a "Withdrawal Event") as a result of AbbVie or, as the case may be, New AbbVie invoking and being permitted by the Panel to invoke any Regulatory Condition; or

(B)
on or before 30 April 2015, or such later date, if any, as AbbVie and Shire may agree a Withdrawal Event occurs as a result of AbbVie'sfailure to waive any Regulatory Condition which is breached, unfulfilled or unsatisfied; or

(C)
the European Commission has on or before 30 April, 2015, or such later date, if any, as AbbVie and Shire may agree, initiated Phase 2 European Commission Proceedings under the EU Merger Regulation or has referred (or been deemed to have referred) any part of the Merger to the Merger Control Authority of one or more Member States of the European Union under Article 9 of the EU Merger Regulation and either (a) the Scheme or Offer, as the case may be, has lapsed because of the initiation of such Phase 2 European Commission Proceedings or, following an Article 9 reference to the CMA, because of a Phase 2 CMA Reference in respect of the Merger or (b) the Scheme or the Offer as the case may be, has not so lapsed but AbbVie has invoked Condition 3(d) so as to cause the Merger not to proceed.

7.3	AbbVie shall pay the Break Fee to Shire within seven days of the occurrence of a Break Fee Payment Event.

7.4
In the event that a Break Fee Payment Event or a Cost Reimbursement Event has occurred, Shire'sright to receive the Break Fee or Cost Reimbursement Payment, as the case may be, shall be the sole and exclusive remedy of Shire against AbbVie for any and all losses and damages suffered in connection with this Agreement and the transactions and other actions contemplated by this Agreement. In no event shall AbbVie be required to pay the Break Fee or Cost Reimbursement Payment more than once. For the avoidance of doubt, in the event the Break Fee is paid or payable, the Cost Reimbursement Payment shall not be payable, and in the event the Cost Reimbursement Payment is paid or payable, the Break Fee shall not be payable.

8.	DIRECTORS'AND OFFICERS'LIABILITY INSURANCE

8.1
At and after the Effective Date, New AbbVie shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of Shire or any of its Subsidiaries and each person who, while a director or officer of Shire and any of its Subsidiaries, served at the request of Shire or any of its Subsidiaries as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Shire or any of its Subsidiaries (each, together with his or her respective heirs, executors and administrators, an "Indemnified Party"), against all costs and expenses (including advancing attorneys'fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened action, suit or proceeding (whether arising before, at or after the Effective Date), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person'scapacity as a director or officer of Shire or any of its Subsidiaries or, while a director or officer of Shire or any of its Subsidiaries, serving at the request of Shire or any of its Subsidiaries as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Shire or any of its Subsidiaries (including actions or omissions arising out of the transactions contemplated by the Delaware Merger Agreement or this Agreement). It is expressly agreed that the rights of each Indemnified Party under this clause 8 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation, articles of association and bylaws (or similar governing documents) of Shire or any of its Subsidiaries.

8.2
For six years after the Effective Date, New AbbVie shall honour and fulfill provisions in New AbbVie's and each Subsidiary of New AbbVie's certificates of incorporation, articles of association and bylaws (or in such documents of any successor to the business of the New AbbVie) existing as of the date hereof regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date.

8.3
With effect from the Effective Date, New AbbVie shall purchase directors' and officers' liability insurance cover "tail" policies for both current and former directors and officers of Shire and any of its Subsidiaries, including directors or officers who retire or whose employment is terminated as a result of the Acquisition, for acts or omissions up to and including the Effective Date, in the form of runoff cover for a period of six years following the Effective Date. Such "tail" policies shall be with reputable insurer(s) and provide cover, in terms of amount and breadth, at least as much as that provided under Shire'sdirectors' and officers'liability insurance as at the date of this Agreement; provided, however, that in no event shall New AbbVie spend or commit to spend for such "tail" policies an amount in aggregate in excess of the 300% of the annual premiums paid as of the date hereof by Shire for directors'and officers'liability insurance (the "Base Premium"), and if the cost of such "tail" policies exceeds such amount, New AbbVie shall obtain a policy with the greatest coverage available for an aggregate cost not exceeding the Base Premium

9.	SWITCHING TO AN OFFER

9.1	AbbVie shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Offer rather than the Scheme (such an election, a "Switch") only where:

9.1.1	Shire provides its prior written consent, in which case clause 9.2 shall apply (an "Agreed Switch"); or

9.1.2	Shire makes a Shire Adverse Recommendation Change.

9.2	In the event of an Agreed Switch:

9.2.1
the acceptance condition to the Offer (the "Acceptance Condition") shall be set at 90 per cent. (or such lesser percentage as may be agreed between the Parties after, to the extent necessary, consultation with the Panel, being in any case more than fifty per cent. of the Shire Shares) of the Shire Shares to which the Offer relates;

9.2.2
AbbVie shall not take any actions which  would  cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and AbbVie shall ensure that the Offer remains open until such time;

9.2.3
AbbVie shall not waive, treat as fulfilled or otherwise amend the Acceptance Condition without the prior written consent of Shire where to do so would result in Shire Shareholders holding equal to or less than of 20% of New AbbVie upon completion of the Merger;

9.2.4	AbbVie shall ensure that the only conditions of the Offer shall be the Conditions (unless the parties agree otherwise);

9.2.5
AbbVie shall keep Shire informed, on a regular basis and in any event by the next Business Day following a request from Shire of the number of Shire Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders; and

9.2.6
as soon as reasonably practicable following such event or circumstance, provide reasonable details of the event which has occurred or circumstance which has arisen which AbbVie considers is sufficiently material for the Panel to permit AbbVie to invoke any of the Conditions.

9.3	In the event of any Switch, the Parties agree that this Agreement shall be construed as far as possible to give effect to the intentions of the Parties under this Agreement.

10.	TERMINATION

10.1
Subject to clause 10.4 and without prejudice to the rights of any Party that may have arisen prior to termination and except where expressly stated to the contrary the provisions of this Agreement shall terminate with immediate effect and all rights and obligations of the Parties under this Agreement shall cease forthwith, if:

10.1.1
the Scheme (or the Offer as the case may be) is withdrawn or lapses (other than where such lapse or withdrawal is a result of the exercise by AbbVie of its right to elect to implement the Acquisition by way of the Offer in compliance with clause 9 or has otherwise been followed within 2 Business Days by a Rule 2.7 announcement made by AbbVie or a person acting in concert with AbbVie to implement the Acquisition by a different offer or scheme on substantially the same or improved terms); or

10.1.2	as agreed in writing between the Parties.

10.2
Subject to clause 10.4 and without prejudice to the rights of any Party that may have arisen prior to termination and except where expressly stated to the contrary, AbbVie may elect to terminate this Agreement (and if it so elects the provisions of this Agreement shall terminate with immediate effect and all rights and obligations of the Parties under this Agreement shall cease forthwith) if:

10.2.1	either Condition 1(a) or 1(b) has been invoked by AbbVie in accordance with the terms of this Agreement;

10.2.2	Shire makes a Shire Adverse Recommendation Change; or

10.2.3
the adoption of the Delaware Merger Agreement by the holders of AbbVie Shares shall not have occurred at the AbbVie Shareholders Meeting or any adjournment or postponement thereof at which a vote on the adoption of the Delaware Merger Agreement is taken.

10.3
In consideration of Shire incurring substantial costs and expenses in considering, negotiating and implementing this Agreement and the transactions and other actions contemplated by this Agreement, AbbVie undertakes that if, prior to the termination of this Agreement, an Adverse Shareholder Vote occurs in circumstances where the Break Fee is not payable (a "Cost Reimbursement Event"), then AbbVie will make a payment (the "Cost Reimbursement Payment") to Shire in order to reimburse and compensate Shire for all of its and its subsidiaries'reasonable out-of-pocket expenses, and its and their costs, fees, losses and charges incurred directly or indirectly in connection with the consideration, negotiation and implementation of this Agreement and the transactions and other actions contemplated by this Agreement (together "Costs") in an amount in cash in US Dollars that is equal to the aggregate of the Costs up to a maximum amount of one per cent of the product of the indicative value of the cash and shares to be delivered per Shire Share multiplied by the number of issued Shire shares all as set forth in Annex A and converted pursuant to the exchange rate in Annex B; provided that the parties agree that the Costs shall be deemed to be no less than $500 million and a payment of $500 million in cash in respect of Costs shall be due to Shire within seven days of the occurrence of a Cost Reimbursement Event without any action being required of Shire.

10.4	Clauses 7, 10.4, 11 and 12 shall survive termination of this Agreement.

11.	WARRANTIES

11.1	Each Party warrants to the other on the date of this Agreement that:

11.1.1	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

11.1.2	this Agreement constitutes its binding obligations in accordance with its terms; and

11.1.3	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(A)	result in a breach of any provision of its constitutional documents;

(B)	save as fairly disclosed to the other, result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.

11.2
AbbVie shall not have any claim against Shire and Shire shall not have any claim against AbbVie for breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).

12.	MISCELLANEOUS PROVISIONS

12.1	Assignment

No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub contract or delegate in any manner whatsoever its performance under this Agreement (each of the above a "dealing") and any such purported dealing in contravention of this clause 12.1 shall be ineffective.

12.2	Severance/unenforceable provisions

If any provision or part of this Agreement is void or unenforceable due to any applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

12.3	Variation

No variation to this Agreement shall be effective unless made in writing (which for this purpose, does not include email) and executed by each of the Parties. The expression "variation" includes any variation, amendment, supplement, deletion or replacement, however effected.

12.4	Time of essence

Except as otherwise expressly provided, time is of the essence in this Agreement.

12.5	No Partnership

Nothing in this Agreement or in any document referred to in it or any action taken by the Parties under it or any document referred to in it shall constitute any of the Parties a partner of any other.

12.6	Entire Agreement

12.6.1
This Agreement, together with the Delaware Merger Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at Law or by custom.

12.6.2
Each Party confirms that, except as provided in this Agreement, no Party has relied on any undertaking, representation or warranty by a Party which is not contained in this Agreement or the Delaware Merger Agreement and, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, no Party shall be under any liability or shall have any remedy in respect of any misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

12.7	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute one instrument.

12.8	Notices

A notice, approval, consent or other communication in connection with this Agreement must be in writing and must be left at the address of the addressee, or sent by pre-paid registered post to the address of the addressee or sent by email or facsimile to the email address or facsimile number of the addressee which is specified in this Clause 12.8 or to such other address, email address or facsimile number as may be notified by such addressee by giving notice in accordance with this Clause 12.8. The address, email address and facsimile number of each Party is:

12.8.1	in the case of AbbVie:

Address: 1 North Waukegan Road, V322, North Chicago, IL 60064
Email address: laura.schumacher@abbvie.com
Fax number: (847) 937-3966

For the attention of: Laura Schumacher, Executive Vice President, Business Development, External Affairs and General Counsel

With a copy to: James Palmer and Gillian Fairfield at Herbert Smith Freehills LLP, Exchange House, Primrose Street, London EC2A 2EG and to email addresses: james.palmer@hsf.com and gillian.fairfield@hsf.com and Matthew G. Hurd at Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 and to email address hurdm@sullcrom.com.

12.8.2	in the case of Shire:

Address: Riverwalk, Citywest Business Campus, Dublin 24, Ireland
Email address: tmay@shire.com
Fax number:+353 (0) 1 429 7701

For the attention of: Tatjana May, General Counsel

With a copy to: Martin Hattrell and Adam Eastell at Slaughter and May, One Bunhill Row, London EC1Y 8YY and to email addresses: martin.hattrell@slaughterandmay.com and adam.eastell@slauqhterandmay.com and George R. Bason, Jr. and William J. Chudd at Davis Polk and Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 and to email addresses george.bason@davispolk.com and william.chudd@davispolk.com.

12.9
A notice given under Clause 12.8 shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, at the time of delivery if delivered personally and one Business Day after posting if sent by registered mail.

12.10	Costs and expenses

Without prejudice to Clause 6, each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

12.11	Rights of Third Parties

12.11.1
Clause 8 (the "Third Party Rights Clause") confers a benefit on the Indemnified Parties and, subject to the remaining provisions of this clause, is intended to be enforceable by each Indemnified Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

12.11.2
The parties to this agreement do not intend that any term of this agreement, apart from the Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

12.11.3
Notwithstanding the provisions of sub-clause 12.11.1, this agreement may be rescinded or varied in any way and at any time by the parties to this agreement without the consent of any Indemnified Party.

12.11.4	In any proceedings by the Indemnified Party against AbbVie to enforce the terms of the Third Party Rights Clause, AbbVie shall not be entitled to:

(A)	any defences or rights of set-off which would have been available had any other party to this agreement brought those proceedings; or

(B)	any defences, rights of set-off or counterclaim which would have been available had the Indemnified Party been a party to this agreement.

12.12	Breach

Without prejudice to terms of Clauses 7 and 10.3, for the avoidance of doubt, neither Party shall be liable for any default under the terms of this Agreement to the extent that such default is attributable to the default or delay on the part of the other Party to provide assistance, information or co-operation under the terms hereof.

12.13	Undertaking to procure compliance by New AbbVie

AbbVie undertakes that where its obligations under this Agreement require the compliance or assistance of New AbbVie, then AbbVie shall procure such compliance or assistance.

13.	GOVERNING LAW AND JURISDICTION

13.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English Law; provided, however, that matters related to the exercise of, and compliance by the Shire Directors with, their fiduciary duties to Shire and its shareholders shall be governed by, and construed in accordance with, Jersey Law; and provided further, that the Delaware Merger Agreement and matters related thereto (and the exercise of, and compliance by the AbbVie Directors with, their fiduciary duties to AbbVie and its stockholders) shall be governed by, and construed in accordance with, Delaware Law.

13.2
Subject to Section 7.5 of the Delaware Merger Agreement, each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

13.3
Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

14.	AGENT FOR SERVICE OF PROCESS

14.1
AbbVie hereby appoints AbbVie Ltd (attention: Matt Regan, General Manager), Abbott House, Vanwall Business Park, Vanwall Road, Maidenhead, Berkshire SL6 4XE, United Kingdom to be its agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement.

14.2
Shire hereby appoints Shire Pharmaceuticals Group of Lime Tree Way, Hampshire lnt Business Park, Chineham, Basingstoke, Hampshire, RG24 8EP to be its agent for service of process in England and Wales in connection with any notice, writ, summons, order, judgment or other document relating to or in connection with any proceedings connected to this Agreement.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

In this Agreement (including the Recitals and the Schedules), unless the context otherwise requires, each of the following terms and expressions shall have the following meanings:

"1933 Act" means the Securities Act of 1933;

"AbbVie Adverse Recommendation Change" means any withdrawal or modification in a manner adverse to the consummation of the Merger of the AbbVie Recommendation by the board of the AbbVie Directors, or the failure to include the AbbVie Recommendation in the definitive Proxy Statement/Prospectus;

"AbbVie Directors" means the directors of AbbVie from time to time and "AbbVie Director" and "Directors of AbbVie" shall be construed accordingly;

"AbbVie Group" means AbbVie and its subsidiary undertakings from time to time and "member of the AbbVie Group" shall be construed accordingly;

 "AbbVie Information" means information relating to AbbVie, the AbbVie Group or any a member of the AbbVie Group or any of the AbbVie Directors;

"AbbVie Option" means an option to acquire AbbVie shares granted or outstanding under the AbbVie Stock Plans;

 "AbbVie Share Award" means an award outstanding under the AbbVie Stock Plans other than an AbbVie Option;

"AbbVie Shareholder Approval" means the adoption of the Delaware Merger Agreement by the affirmative vote of the holders of a majority of the outstanding AbbVie shares entitled to vote on such matter;

"AbbVie Shareholders Meeting" shall have the meaning given in Clause 2.1 (B);

"AbbVie Shares" means the shares of common stock, par value $0.01 per share, of AbbVie;
"AbbVie Stock Plans" means the AbbVie 2013 Incentive Stock Program, the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees and the AbbVie Non-Employee Directors'Fee Plan.

"Acquisition" means the direct or indirect acquisition of the entire issued and to be issued share capital of Shire by New AbbVie to be implemented by way of the Scheme or (should New AbbVie so elect, subject to the consent of the Panel where necessary) by way of the Offer;

"Break Fee" shall have the meaning given in Clause 7.1;

"Break Fee Payment Event" shall have the meaning given in Clause 7.2;

"Business Day" a day (not being a Saturday) on which banks are open for general banking business in Jersey and the City of London;

"Ciearance(s)" means all consents, clearances, permissions, waivers and/or filings that are necessary or desirable in order to satisfy the Conditions and all waiting periods that may need to have expired, from or under the Laws or practices applied by any relevant Regulatory Authority in connection with the implementation of the Merger, and any reference to Clearances having been "satisfied" shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the relevant Condition;

"Code" means the City Code on Takeovers and Mergers;
"Conditions" means the conditions to the implementation of the Acquisition which are set out in Appendix 1 to the Press Announcement and "Condition" shall be construed accordingly;

"Court" means the Royal Court of Jersey;

"Delaware Merger Agreement" the Agreement and Plan of Merger between AbbVie, New AbbVie and Merger Sub dated as of the date hereof and in the form attached at Appendix A;

"Effective Date" means the date upon which either:

(A)	the Scheme becomes effective in accordance with its terms; or

(B)	if AbbVie elects to implement the Acquisition by means of the Offer, the Offer becoming or being declared unconditional in all respects and having closed; and

"Effective" shall be construed accordingly;

"Indemnified Party" has the meaning given in Clause 8.1;

"Jersey Companies Law" means the Companies (Jersey) Law 1991;

"Law" means any federal, state, local or foreign laws or regulations (whether civil, criminal or administrative), common law, statutory instruments, treaties, conventions, directives, regulations or rules made thereunder, ordinance, bylaws, judgments, orders, injunctions, decrees, resolutions, arbitration awards, agency requirements, writs, franchises, variances, exemptions, approvals, licences or permits in any applicable jurisdiction (including the United States, the United Kingdom, the European Union, Jersey or elsewhere), including any rules of any relevant governmental entity.

"Long Stop Dates" means the dates set out in the Press Announcement by which, the Shire Meetings must be held, the Sanction Hearing must be held and the Scheme must become Effective (or such other later dates, in respect of any of such dates, as may be agreed by AbbVie, New AbbVie and Shire in accordance with the Code);

"Merger" means the Acquisition and the US Merger;

"Merger Sub" means AbbVie Ventures LLC, a Delaware limited liability company that is currently an indirect wholly owned subsidiary of New AbbVie;

"New AbbVie" means AbbVie Private Limited, a company incorporated in Jersey (registered number 116202 ) and whose registered office is at Ogier House, the Esplanade, St Helier, Jersey JE4 9WG;

"New AbbVie Shares" means the ordinary shares in New AbbVie, to be allotted pursuant to the Scheme (of the Offer) or the US Merger, as the context requires;

"Offer" means, where AbbVie has elected to implement the Acquisition by way of a takeover offer within the meaning of Article 116 of the Jersey Companies Law, rather than the Scheme, such offer (provided such offer is made in accordance with the terms and conditions set out in the Press Announcement) including any subsequent revision, amendment, variation, extension or renewal;

"Offer Document" means the offer document published by or on behalf of AbbVie in connection with the Offer, including any revised offer document;

"Panel" means the Panel on Takeovers and Mergers in the UK;

"Press Announcement" means the press announcement in the agreed form set out in Schedule 2;

"Regulatory Authority" means any court or competition, antitrust, national, supranational or supervisory body or other government, governmental, trade or regulatory agency or body, in each case in any jurisdiction, including the European Commission but excluding the Panel;
"Regulatory Conditions" means Conditions 3(d) to 3U) inclusive;

"Sanction Hearing" means the Court hearing to sanction the Scheme under Article 125(2) of the Jersey Companies Law, at which the Scheme Order is expected to be granted;

"Scheme" means the scheme of arrangement proposed to be made under Article 125 of the Jersey Companies Law in order to implement the Acquisition, including any subsequent revision, modification or amendment either agreed upon between the Parties, or approved or imposed by the Court and agreed to on behalf of AbbVie;

"Scheme Document" means the circular relating to the Scheme to be dispatched to the shareholders of Shire, setting out, among other things, the full terms and conditions to the implementation of the Scheme as well as the Scheme itself, the explanatory statement required under Article 126 of the Jersey Companies Law and containing the notices of the Shire Meetings;

"Scheme Order" means the order of the Court sanctioning the Scheme pursuant to Article 125(2) of the Jersey Companies Law;

"Shire Adverse Recommendation Change" means any failure to include the Shire Recommendation in the Scheme Document, or any withdrawal or modification in a manner adverse to the consummation of the Merger of the Shire Recommendation (it being understood that the mere issuance of a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended, or similar disclosure or communication will not constitute an Shire Adverse Recommendation Change);

"Shire Directors" means the directors of Shire from time to time and "Shire Director" shall be construed accordingly;

"Shire Group" means Shire and its subsidiary undertakings, from time to time and "member of the Shire Group" shall be construed accordingly;

"Shire Information" means information relating to Shire, any member of Shire Group or any of the Shire Directors and all other information in the Scheme Document that is not AbbVie Information;

"Shire Meetings" means the Scheme meeting to be convened pursuant to an order of the Court pursuant to Article 125(1) of the Jersey Companies Law, and the general meeting of Shire Shareholders to be held on the same day in connection with the implementation of the Scheme, including any adjournment of either of them, notice of which will be set out in the Scheme Document; and

"Shire Recommendation" means the recommendation of the Shire Directors that Shire Shareholders vote in favour of the Scheme or, as the case may be, the recommendation of the Shire Directors that Shire Shareholders accept the Offer;

"Shire Shares" means ordinary shares of 5 pence each in the capital of Shire;

"Shire Shareholders" means holders of ordinary shares of 5 pence each in the capital of Shire; and

"US Merger" means the merger of Merger Sub with and into AbbVie pursuant to the Delaware General Corporation Law and the Delaware Limited Liability Act, with AbbVie being the surviving corporation of such merger, pursuant to the Delaware Merger Agreement.

The following shall apply to this Agreement (but not to the Press Announcement):

(A)	terms and expressions used but not expressly defined in this Agreement shall, unless the context otherwise requires, have the meanings given in the Press Announcement;

(B)
terms and expressions defined in the Companies Act 2006 and not expressly defined in this Agreement, including the expressions "subsidiary" and "subsidiary undertaking", shall, unless the context otherwise requires, have the meanings given in that Act;

(C)	when used in this Agreement, the expressions "acting in concert" and "offer" shall have the meanings given in the Code;

(D)	any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

(E)
a reference to an enactment or statutory provision shall be construed as a reference to any subordinate legislation made under the relevant enactment or statutory provision and shall be construed as a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re enacted or replaced;

(F)	words in the singular shall include the plural and vice versa;

(G)	references to one gender include other genders;

(H)	references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(I)	a reference to a Recital, Clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Recital, Clause, Schedule (as the case may be) of or to this Agreement;

(J)	a reference to "includes" or "including" shall mean "includes without limitation" or "including without limitation";

(K)
references to documents "in the agreed form" or any similar expression shall be to documents agreed between the Parties, annexed to this Agreement and initialled for identification by or on behalf of Shire and AbbVie;

(L)	the headings in this Agreement are for convenience only and shall not affect its interpretation;

(M)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(N)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

SCHEDULE2

PRESS ANNOUNCEMENT

SCHEDULE 3

EMPLOYEE AND SHARE PLAN ARRANGEMENTS

General

1.
Subject to applicable confidentiality, legal and regulatory requirements, Shire agrees to co-operate with and provide such details to AbbVie in relation to the Shire employee incentive arrangements as AbbVie may reasonably request in order to plan and make appropriate proposals to the participants in the Shire employee incentive arrangements, as provided for in Rule 15 of the Code, including the proposals as set out in paragraphs 4 to 12 below (the "Proposals"). The parties agree that such Proposals will be sent to participants as soon as practicable after the Scheme Document (or Offer Document, as applicable) is published. AbbVie agrees that the terms of such communications will be agreed with Shire before they are despatched (such agreement not to be unreasonably withheld). If requested by Shire, the Proposals (or some of them) will take the form of a joint proposal to participants from Shire and AbbVie.

2.	Shire agrees that, save for

(i)	exercise of the discretion referred to in paragraph 6 below; and

(ii)	exercise of any discretion to treat any person as a good Ieaver (however defined) on termination of their employment prior to the Effective Date,

in advance of the exercise of any discretion provided for under any of the Shire employee incentive arrangements by the Shire Directors or Shire'sRemuneration Committee, Shire shall notify AbbVie that such discretion is being considered by the Shire Directors or Shire'sRemuneration Committee, as appropriate, and Shire agrees that AbbVie shall be entitled to make representations to the relevant body, which the relevant body shall consider prior to exercising any discretion. AbbVie agrees that neither the Shire Directors nor Shire'sRemuneration Committee shall be bound to act in accordance with AbbVie's representation.

3.
AbbVie and Shire agree that Shire shall propose an amendment to the Shire articles of association by the adoption and inclusion of a new article (to be set out in the notice of the Shire general meeting) under which, with effect from the Scheme becoming effective, Shire Shares which are issued after the record date in respect of the Scheme as a result of the exercise of rights under the Shire employee incentive arrangements will, to the extent not otherwise acquired under the Scheme, be transferred to New AbbVie for the same consideration as is payable to shareholders under the Scheme.

Shire Portfolio Share Plan ("PSP")

4.
The Proposals to participants in the PSP will take the form of their PSP awards vesting at the Effective Date on a pro rata basis, calculated in accordance with the PSP rules applicable on a change of control, but with those PSP awards that do not so vest being rolled over into replacement awards over shares in New AbbVie of equivalent value ("Rollover Awards"). These replacement awards will continue to vest in future on the same time schedule and otherwise, save as referred to below, subject to the same terms as the Shire awards which they replace.

5.
In circumstances where (i) the employment of the holder of a Rollover Award is terminated by Shire (or his/her relevant employer within the Shire Group or the New AbbVie Group, as appropriate) for any reason other than for Cause, or (ii) the employee terminates his or her employment for Good Reason, within 12 months after the Effective Date, his/her Rollover Awards will vest in full (without time pro-rating). Dr Ornskov'sRollover Awards will also vest in full (without time pro-rating) on or following 30 June 2015 on the day upon which notice of termination of Dr Ornskov'semployment is given by Shire (or his employer within the Shire Group or the New AbbVie Group, as appropriate) or on the date upon which notice is given by Dr Ornskov to terminate his employment for any reason.

6.
The parties agree that the Remuneration Committee of Shire may, if it so decides in respect of any PSP vesting which occurs in connection with the Scheme sanction (or Offer becoming effective), determine that all performance conditions attaching to awards under the PSP have been satisfied. No such determination may be made where a vesting occurs otherwise than in connection with the Scheme sanction (or Offer becoming effective). Where the existing award was subject to performance conditions, Rollover Award will be subject to equivalent performance conditions. Those performance conditions will be based on parameters which are appropriate for New AbbVie and will be set on the basis that they are expected to be no easier and no more difficult to achieve than the performance conditions applying to the equivalent existing award and will be tested on the same timetable as the performance conditions applying to the existing award.

Deferred Shares

7.	One-off deferred share awards made on appointment or promotion of individuals (none of which are subject to performance conditions) will vest in accordance with their terms.

Shire Sharesave Scheme ("Sharesave")

8.
The Proposals to Sharesave optionholders will be to either exercise their options on or following the change of control of Shire in accordance with the Sharesave rules or to exchange their Sharesave options for replacement options over shares in New AbbVie, in accordance with the standard rollover rules of the Sharesave plan.

Shire Employee Stock Performance Plan ("ESPP")

9.
To the extent offering periods have not concluded prior to the Scheme (or Offer) becoming effective, such offering periods will be terminated prior to completion and options will be exercised prior to, but conditional upon, Scheme (or Offer) becoming effective such that Shire Shares will be purchased in accordance with the ESPP plan terms. Participants in the French Sub-Plan will be treated, to the extent practicable, consistently with US participants in the ESPP.

Irish Employee Stock Purchase Plan ("Irish ESPP")

10.	Participants in the Irish ESPP will be treated, to the extent practicable, consistently with participants in the Sharesave plan.

Executive Annual Incentive Plan ("EAIP")

11.	Deferred shares held under the EAIP will be released to participants immediately prior to the Effective Date.

Legacy option arrangements

12.
All options under the Shire Pharmaceuticals Group pic 2000 Executive Share Option Scheme are already exercisable. They will lapse if not exercised within a period (likely to be one month) following the Effective Date. Option holders will have the opportunity prior to, or during this exercise window following, the Scheme (or Offer) becoming effective to exercise their options. A cashless exercise facility will be made available to optionholders exercising their options.

2014 Incentive Plans

13.	(i)
To the extent not previously paid by the Shire Group prior to the Effective Date, no later than fifteen (15) Business Days following the Effective Date, Shire or the relevant member of the Shire Group shall make a cash payment to each employee of the Shire Group who is a participant in the Shire Executive Annual Incentive Plan or the Shire Annual Incentive Plan (each, an "Annual Bonus Plan") as at the Effective Date, in full satisfaction of each such employee'srights under such plan, in an amount equal to the amount determined by Shire prior to the Effective Date to be payable to such employee with respect to the 2014 calendar year under the Annual Bonus Plans, based on Shire's actual performance through the December 31, 2014 or a best estimate of Shire's performance to the Effective Date (if earlier).

(ii)
To the extent not previously paid prior to the Effective Date, each employee of the Shire Group who participates in a cash incentive plan other than the Annual Bonus Plans (each, an "Incentive Plan") as at the Effective Date will be eligible to receive a payment under the terms of such Incentive Plan for the performance period in which the Effective Date falls, if the employee remains employed by the New AbbVie Group through the required date set forth in such Incentive Plan or, where the employment of such employee has been terminated by Shire (or his/her relevant employer within the Shire Group or the New AbbVie Group, as appropriate) for any reason other than for Cause, such employee shall receive any accrued benefits under the relevant Incentive Plan to the date of termination.

(iii)
In the event the Effective Date occurs prior to December 31, 2014, each Incentive Plan will continue to be maintained in accordance with the terms thereof through December 31, 2014. Payments under the Incentive Plans will in all cases be determined in accordance with the terms of the Incentive Plans and Shire's historical practices for making such payments and will reflect a participant's individual targets (as applicable).

Excise Tax

14.
To the extent any Shire "disqualified individual" (as defined in Section 4985 of the U.S. Code) becomes subject to an excise tax under Section 4985 of the U.S. Code on the value of "specified stock compensation" (as defined in Section 4985 of the U.S. Code) in connection with the Merger, Shire will provide each such individual with a payment with respect to the excise tax, so that, on a net after-tax basis, he or she would be in the same position as if no such excise tax had applied. These amounts would be paid following the Effective Date, prior to the date the excise tax becomes due and payable.

Employee Trust

15.
Shire agrees to recommend to the trustee of the Shire Employee Benefit Trust that the trustee will, in priority to the issue of Shares by Shire, use the Shares currently comprised in the trust to satisfy any vesting and/or exercise of options and/or awards under any of the Shire employee incentive arrangements which occurs following the date of this agreement.

Retention Arrangements

16.
The parties agree that Shire shall be permitted to implement employee retention arrangements on the terms herein and as may otherwise be agreed between Shire and AbbVie for such key Shire employees (the "Key Shire Employees") as have been agreed in advance between Shire and AbbVie (the "Key Retention Award Arrangements"). The Key Retention Award Arrangements shall prescribe that, to be eligible to receive the award, the relevant Key Shire Employee must, subject to the terms set out in paragraph 17 below, remain in the active employment of Shire (or an appropriate alternative employer within the New AbbVie Group) until 30 June 2015 (the "Retention Date"). Where due, such awards will be payable (less any legally required deductions) within 30 days after the Retention Date.

17.	In circumstances where the employment of a Key Shire Employee:

(i)	is terminated by Shire (or his/her relevant employer within the Shire Group or the New AbbVie Group, as appropriate) for any reason other than for Cause;

(ii)	terminates by reason of death or disability; or

(iii)	is terminated by the Key Shire Employee for a Good Reason,

(each a "Permitted Acceleration Event"), in any which case prior to the Retention Date, then the applicable award shall instead be payable in full within 30 days after the Permitted Acceleration Event. In all other circumstances where the employment of a relevant Key Shire Employee terminates prior to the Retention Date, the relevant Key Shire Employee shall immediately forfeit the right to receive any payment under or in respect of the Key Retention Award Arrangements.

18.
Shire agrees to consult with AbbVie in connection with the content of any submission made to the Panel on Takeovers and Mergers in connection with the arrangements set out in paragraphs 16 to 17 and that no such submission shall be made without AbbVie'sprior approval (such approval not to be unreasonably withheld).

19.
AbbVie and Shire agree that New AbbVie shall, in due course, consider implementing employee retention arrangements in respect of such other employees of the New AbbVie Group as New AbbVie shall consider appropriate and necessary, to take effect after the Effective Date.

Maintenance of Compensation and Benefits

20.	AbbVie agrees that New AbbVie shall, at a minimum, for the 12-month period immediately following the Effective Date:

(i)	in respect of each employee of the Shire Group (as identified immediately preceding the Scheme (or Offer) becoming effective) who remains in employment within the New AbbVie Group, maintain base salary and bonus opportunity at existing levels; and

(ii)	(subject to the below) provide a benefits package which is substantially comparable in the aggregate to the existing benefits available to the employees of Shire as at the date of this Agreement.

For the avoidance of doubt, for the purposes of (ii) above, the terms of any separation or severance pay plan or arrangement which may apply in respect of any such employee shall not be considered to be a "benefit" for these purposes.

Definitions

21.
"Cause" means the following: (A) material breach by the employee of the terms and conditions of the employee'semployment, including, but not limited to: (i) material breach by the employee of Shire'sor New AbbVie's(as applicable) code of business conduct; (ii) material breach by the employee of the employee'semployment agreement (if any); (iii) commission by the employee of an act of fraud, embezzlement or theft in connection with the employee's duties or in the course of the employee's employment; (iv) wrongful disclosure by the employee of secret processes or confidential information of the Shire Group or the New AbbVie Group; or (v) failure by the employee to substantially perform the duties of the employee's employment (other than any such failure resulting from the employee'sdisability); or (B) to the extent permitted by applicable law, engagement by the employee, directly or indirectly, for the benefit of the employee or others, in any activity, employment or business which is competitive with the Shire Group, AbbVie Group or New AbbVie Group.

22.
"Good Reason" means as a result of (i) any material reduction in an employee'sbase salary or target incentive opportunity, or (ii) a relocation in the principal place of an employee'semployment that increases his or her daily commute by more than 50 miles from that immediately prior to the Effective Date.

23.	"New AbbVie Group" means New AbbVie and its subsidiaries from time to time.

IN WITNESS of which this Agreement has been entered into on the date first above written.

For and on behalf of	/s/ William Chase

ABBVIE INC	Name: William Chase
by a duly authorized officer	Title: Executive Vice President, Chief Financial Officer

Signed by

For and on behalf of	/s/

SHIRE PLC

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

ANNEX A

Indicative Value for Clauses 7.1 and 7.3

Indicative Value of Cash and Shares to be delivered:	£53.20

Number of Issued Shire Shares:	598,420,949

ANNEX B

Exchange Rate

Exchange Rate $1 = £0.5840